Exhibit 99.1

Brightcove Appoints Kevin Rhodes as Chief Financial Officer

BOSTON, MA (November 10, 2014) – Brightcove Inc. (NASDAQ: BCOV), a leading global provider of cloud services for video, today announced the appointment of Kevin R. Rhodes as EVP & Chief Financial Officer. Mr. Rhodes is expected to assume his position with the Company on December 1, 2014. Chris Stagno, Brightcove’s Chief Accounting Officer, was named Interim Chief Financial Officer earlier this year and will resume his primary role once the transition is complete.

“On behalf of Brightcove and its board of directors, we are pleased to welcome Kevin to our team. With his deep financial experience, a successful track record of managing companies through all phases of growth, strong executive leadership, and a demonstrated ability to manage a world-class finance organization, I am confident that Kevin is the right person to partner with us on our near- and long-term strategic objectives,” said David Mendels, Chief Executive Officer.

Mr. Rhodes brings to Brightcove more than 23 years of exective level experience in a wide range of technology and software companies. He has led both public and private companies with extensive experience in finance, IT, M&A, and investor relations. Most recently, Mr. Rhodes served for over five years as the EVP & Chief Financial Officer of PlumChoice, Inc., a technology enabled services business in the remote technology support market. Prior to joining PlumChoice, he served as the Chief Financial Officer of Edgewater Technology, Inc. (Nasdaq: EDGW), where he led the acquisition strategy and finance organization. Mr. Rhodes held other senior financial management positions with Eliassen Group, Inc. and Waste Management, Inc. He received his BS degree with a concentration in Accounting & Finance from Merrimack College and holds an MBA, with highest honors, from the F.W. Olin School of Business at Babson College.

“I am excited to be joining Brightcove and look forward to contributing to their growth story,” said Kevin Rhodes, Chief Financial Officer- Designate. “I am impressed with the executive team, board of directors and employees and share a combined passion for excellence and a commitment to enhance long-term shareholder value.”

About Brightcove

Brightcove Inc. (NASDAQ:BCOV) is a leading global provider of powerful cloud solutions for delivering and monetizing video across connected devices. The company offers a full suite of products and services that reduce the cost and complexity associated with publishing, distributing, measuring and monetizing video across devices. Brightcove has more than 5,500 customers in over 70 countries that rely on the company’s cloud solutions to successfully publish high-quality video experiences to audiences everywhere. To learn more, visit www.brightcove.com.

Investor Contact:

Brian Denyeau

ICR for Brightcove

brian.denyeau@icrinc.com

646-277-1251

Media Contact:

Kristin Leighton

Brightcove Inc.

kleighton@brightcove.com

617-245-5094